Exhibit 10.3

March 26, 2018

Randall C. Schatzman, Ph.D.

5733 - 238th Place NE

Redmond, WA 98053

Re:Separation and Consulting Agreement

Dear Randy:

This letter sets forth the terms of the separation and consulting agreement (the “Agreement”) which Alder BioPharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.Separation.  Your last day of work with the Company and your employment termination date was March 15, 2018 (the “Separation Date”). You hereby resign from the Board of Directors of the Company and from every position you hold with the Company and its affiliated entities, effective as of the Separation Date.

2.Accrued Salary and Vacation.  Shortly after your last day of employment with the Company, the Company will pay you all accrued salary and all accrued and unused vacation time earned through the last day of your employment, subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.

3.Severance Benefits.  In full satisfaction, and in excess, of any obligations to provide you severance or retention benefits for a Non-Change in Control Termination under the terms of that certain Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan, as amended and restated effective December 15, 2016, a copy of which is attached hereto as Exhibit A (the “Severance Plan”), and subject to Section 3 (“Eligibility for Benefits”) of the Severance Plan, if you timely return this fully signed Agreement to the Company, allow it to become effective, and you comply fully with your obligations hereunder, the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

(a)Severance Pay.  The Company will pay you the Non-Change in Control Cash Severance for a Participant who is the Chief Executive Officer (“CEO”) of the Company, as set forth in Section 4(a)(ii) of the Severance Plan in the total amount of $1,343,849.94 payable as follows: $74,658.33 per month, less appropriate withholdings, beginning with the first payment on May 14, 2018 (provided this Agreement has become effective by such time), and thereafter on the last business day of each month, from May 31, 2018 with the last payment due on September 30, 2019.

(b)Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the last day of your employment.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the last day of your employment.  As an additional Severance Benefit, provided that you timely elect continued coverage under COBRA, the Company will provide you with the COBRA severance benefits for a Participant who is the CEO of the Company, as set forth in Section 4(b) of the Severance Plan.

4.Consulting Agreement.  In exchange for your entering into this Agreement, allowing it to become effective, and complying with it, as an additional benefit, the Company agrees to retain you as a consultant under the terms specified below.

(a)Consulting Period.  The consulting relationship will be deemed to commence on the day after the Separation Date and will continue for a period of eighteen (18) months, unless terminated earlier pursuant to Paragraph 4(h) below or extended by agreement of you and the Company (the “Consulting Period”).  Any agreement to extend the Consulting Period after the initial period must be set forth in writing signed by you and a duly authorized member of the Board of Directors of the Company.

(b)Consulting Services.  You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing transition briefing information regarding projects you have worked on for the Company and providing strategic advice (the “Consulting Services”).  During the Consulting Period, you will report directly to the CEO.  You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.  You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, up to a maximum of ten (10) hours per month.  You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company.  When providing such services, you shall abide by the Company’s policies and procedures.

(c)Independent Contractor Relationship.  Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.  Other than the Severance Benefits, you will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(d)Consulting Compensation.  Vesting of your outstanding stock options, restricted stock units and any other equity awards, if any (the “Equity”), will continue during the Consulting Period.  Your Equity, including the terms and conditions of the Equity and your rights and obligations with respect to the Equity, will continue to be governed by the terms of your stock option grant notices, restricted stock unit grant notices and applicable plan documents pursuant to which you acquired the Equity.  You understand and agree that the tax treatment of certain of your stock options may change depending upon when you exercise them and that the Company makes no representation as to the tax treatment that will be afforded to any of your options. In addition, during the Consulting Period and provided that you remain in compliance with this Agreement, you will receive as consulting fees $750 per hour for each hour of Consulting Services you are approved to perform and actually perform for the Company (the “Consulting Fees”).  Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees.  The Company will report the Consulting Fees on an IRS Form 1099.  You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees.  The Consulting Fees will be paid within thirty (30) business days of receipt by Company of each of your invoice(s) for Consulting Services.

(e)Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f)Proprietary Information and Inventions.  You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.  You further acknowledge and reaffirm your continuing obligations under the Severance Plan and under your signed Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

(g)Other Work Activities.  Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company.  The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain employment with or perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company.

(h)Termination of Consulting Period.  Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period upon your breach of any provision of this Agreement or your Proprietary Information and Inventions Agreement and your failure to cure said breach after you have been given 30 days’ notice to cure said breach (if deemed curable). Upon termination of the Consulting Period, the Company will pay those fees incurred through and including the effective date of such termination.

5.No Other Compensation or Benefits.  You acknowledge that payment of the Severance Benefits and provision of other benefits set forth in this Agreement fulfills and exceeds all of the Company’s obligations to pay you severance or other benefits for a Non-Change in Control Termination pursuant to the Severance Plan, and that to the extent this Agreement differs from the Severance Plan with respect to the payment of any severance payments or benefits, this Agreement nevertheless supersedes the Company’s severance obligations to you under the Severance Plan or any other plan, policy or agreement.  You further acknowledge that upon receipt of the Severance Benefits as provided herein, if so required pursuant to this Agreement, the Company’s severance obligations to you under the Severance Plan or any other plan, policy or agreement shall be extinguished.  You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the last day of your employment, and will not receive from the Company any additional compensation, severance, or benefits on or after the last day of your employment, with the exception of any vested right you may have under the express terms of any applicable written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, or commissions.

6.Expense Reimbursements.  You agree that, within 30 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the last day of your employment, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

7.Return of Company Property.  Within fifteen (15) days after the Separation Date (or earlier if requested by the Company), you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including but not limited to Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including but not limited to computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within fifteen (15) days after the Separation Date (or earlier if requested by the Company), you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your entitlement to and receipt of the Severance Benefits described in this Agreement are expressly conditioned upon return of all Company property.  In addition, during the Consulting Period only, and after your return of property as required in this paragraph above, the Company will permit you to receive, and/or use any documents and/or information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period.

8.Mutual Nondisparagement.  You agree not to disparage the Company, Alder BioPharmaceuticals Limited, and their respective officers, directors, employees, stockholders, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Similarly, the Company agrees to instruct its officers and directors and the officers and directors of Alder BioPharmaceuticals Limited not to disparage you in any manner likely to be harmful to you or your business or personal reputation.  Notwithstanding the foregoing in this paragraph, you and the Company (including the officers and directors of the Company and Alder BioPharmaceuticals Limited) may respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision is intended to prohibit or restrain any party in any manner from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

9.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

10.Release of Claims.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of its and their current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Washington Law Against Discrimination (RCW chapter 49.60; WAC 162-04-10, et seq.), the Washington Family Leave Act and the Washington Minimum Wage Act.

(c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):  (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before any federal, state or other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the Washington State Human Rights Commission, or any other analogous state or federal agency.  You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

11.Release of Unknown Claims.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT.  In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.

12.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the Washington Family Leave Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.  You further acknowledge and understand that the Company may disclose this Agreement, including without limitation by publicly filing it in connection with any corporate or public disclosure or filing requirements.

13.Miscellaneous.  This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.  This Agreement may be executed in counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. This Agreement may be signed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days and send me the fully signed Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

Alder BioPharmaceuticals, Inc.

By:  /s/ Clay B. Siegall

Clay B. Siegall, Ph.D.

Chairman of the Compensation Committee

Understood and Agreed:

/s/ Randall C. Schatzman

Randall C. Schatzman, Ph.D.

March 29, 2018

Date

Exhibit A

Alder BioPharmaceuticals, Inc.

Executive Severance Benefit Plan

1.Introduction.  This Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan (the “Plan”) amends and restates the Alder BioPharmaceuticals, Inc. Executive Change in Control Severance Benefit Plan established effective June 13, 2012 and the Executive Severance Benefit Plan effective May 7, 2014.  The Plan is hereby amended and restated effective December 15, 2016. The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executive employees of Alder BioPharmaceuticals, Inc. (the “Company”) or any Affiliate (as defined below) in the event that such persons become subject to involuntary or constructive employment terminations.  This Plan document also is the Summary Plan Description for the Plan.

2.Definitions.  For purposes of the Plan, the following terms are defined as follows:

(a) “Accrued Amounts” means any unpaid annual base salary accrued through the date of a Participant’s Qualifying Termination and any accrued but unpaid vacation pay.

(b)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.  The Plan Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Annual Bonus” means the annual cash bonus that a Participant is eligible to earn, if any, under the Company’s or any Affiliate’s annual cash incentive program, as in effect from time to time.

(d)“Annual Target Bonus” means the annual bonus that a Participant is expected to earn under the Company’s or any Affiliate’s annual cash incentive program assuming achievement of target-level performance on all metrics.

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” shall include, but not be limited to:  (i) employee’s continued failure, in the reasonable opinion of the Board, to perform one or more assigned duties or responsibilities to the Company or an Affiliate, such failure being evidenced by a written report submitted on behalf of the Company or an Affiliate to the Board so indicating failure and including a remedy or remedies reasonably satisfactory to the Board for correcting the asserted failure(s); (ii) failure to follow the lawful directives of employee’s manager(s), such failure being evidenced by a written report submitted by such manager(s) to the Board so indicating failure and including a remedy or remedies reasonably satisfactory to the Board; (iii) material violation of any Company or Affiliate policy; (iv) commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the Company or an Affiliate; (v) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or an Affiliate or any other party to whom employee owes an obligation of nondisclosure as a result of the relationship with the Company or an Affiliate; (vi) material breach by employee of any obligations under any written agreement or covenant with the Company or an Affiliate; or (vii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state.

(g)“Change in Control” shall have the meaning set forth in the Company’s 2014 Equity Incentive Plan.  The definition of Change in Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).

(h)“Change in Control Termination” means a Participant’s Separation from Service due to (i) dismissal or discharge by the Company or an Affiliate for a reason other than death, disability, or Cause, or (ii) a

Resignation for Good Reason, either of which occurs in connection with or within twelve (12) months following the effective date of a Change in Control.  In no event will a Participant’s Separation from Service due to death, disability or Cause, or a resignation by a Participant without Good Reason, constitute a Change in Control Termination.

(i)“Code” means the Internal Revenue Code of 1986, as amended.

(j)“Common Stock” means the common stock of the Company.

(k)“Company” means Alder BioPharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such event.

(l)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Monthly Annual Target Bonus” means a Participant’s Annual Target Bonus, divided by 12.

(n)“Monthly Base Salary” means the Participant’s annual base salary, ignoring any decrease in annual base salary that forms the basis for a Resignation for Good Reason, as in effect on the date of the Qualifying Termination, divided by 12.

(o)“Non-Change in Control Termination” means a Participant’s dismissal or discharge by the Company or an Affiliate resulting in a Separation from Service, for a reason other than death, disability, or Cause, other than in connection with or within twelve (12) months following the effective date of a Change in Control.  In no event will a Participant’s Separation from Service due to death, disability or Cause, or a resignation by a Participant for any reason, constitute a Non-Change in Control Termination.

(p)“Participant” means each individual who (i) is employed by the Company or an Affiliate as an executive officer or key employee designated by the Board, and (ii) has received and returned a signed Participation Notice.

(q)“Participation Notice” means the latest notice delivered by the Company to a Participant informing the Participant that he or she is eligible to participate in the Plan, in substantially the form of Exhibit A to the Plan.

(r)“Plan Administrator” means the Board or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may be, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(s)“Qualifying Termination” means either a Change in Control Termination or a Non-Change in Control Termination.

(t)“Resignation for Good Reason” means a Participant’s resignation from all positions the Participant then holds with the Company and its Affiliates, resulting in a Separation from Service, within thirty (30) days after the expiration of the cure period set forth below, provided the Participant has given the Plan Administrator written notice of the occurrence of any of the following events taken without the Participant’s written consent within thirty (30) days after the first occurrence of such event and the Company and its Affiliates have not cured such event, to the extent curable, within thirty (30) days thereafter: (1) a material reduction in the Participant’s annual base salary; (2) a material adverse change in Participant’s position causing such position to be of materially reduced status or responsibility; (3) relocation of the Participant’s principal place of employment to a place that increases the Participant’s one-way commute by more than fifty (50) miles as compared to the Participant’s then-current principal place of employment immediately prior to such relocation; or (4) the failure of any successor-in-interest to assume a material obligation of the Company under this Plan or material written contractual obligation to Participant, which (in either case) adversely affects the Participant.

(u)“Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

(v)“Severance Multiplier” means:

(1)for a Participant who is the Chief Executive Officer of the Company at the time of the Qualifying Termination, eighteen (18); and

(2)for a Participant who is not the Chief Executive Officer of the Company at the time of the Qualifying Termination, six (6) plus one (1) for each full year of employment with the Company or an Affiliate up to a maximum of twelve (12).

(w)“Severance Period” means a period of months commencing on the date of a Participant’s Qualifying Termination, with the number of months being equal to a Participant’s applicable Severance Multiplier.

(x)“Stock Awards” means outstanding stock options and any other equity awards granted to a Participant from a Company plan.

3.Eligibility for Benefits.

(a)Eligibility; Exceptions to Benefits. Subject to the terms and conditions of the Plan, the Company (or the Participant’s employing Affiliate) will provide the benefits described in Section 4 to the affected Participant.  The Plan does not provide for duplication (in whole or in part) of benefits with any other agreement or plan and any payments under this Plan shall be reduced by any severance benefit payable to Participant under any other Company or Affiliate plan, program or agreement. A Participant will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator, in its sole discretion:

(i)The Participant’s employment is terminated by the Company, an Affiliate or the Participant for any reason other than a Qualifying Termination.

(ii)The Participant has not entered into the Employee Proprietary Information and Inventions Agreement or any similar or successor document (the “Proprietary Information Agreement”).

(iii)The Participant has failed to execute and allow to become effective the Release (as defined and described below) within sixty (60) days following the Participant’s Separation from Service.

(iv)The Participant has failed to return all Company Property.  For this purpose, “Company Property” means all paper and electronic Company and Affiliate documents (and all copies thereof) created and/or received by the Participant during his or her period of employment with the Company or any Affiliate and other Company or Affiliate materials and property that the Participant has in his or her possession or control, including, without limitation, Company and Affiliate files, correspondence, emails, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, without limitation, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company or any Affiliate (and all reproductions thereof, in whole or in part).  As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company or Affiliate documents, materials or property and must make a diligent search to locate any such documents, property and information.  If the Participant has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company or Affiliate confidential or proprietary data, materials or information, then within ten (10) business days after the Separation from Service, the Participant must provide the Company or an Affiliate with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems.  However, a Participant is not required to return his or her personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.  A Participant’s failure to return Company Property that is neither confidential nor material, such as an identification badge or calling card, will not, in and of itself, disqualify such Participant from receiving benefits under the Plan; provided, that any such items of Company Property are subsequently returned to the Company upon request.

(v)The Participant has failed to cooperate fully with the Company or an Affiliate in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which the Participant was employed by the Company or an Affiliate (including any period of employment with an entity acquired by the Company).  Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company and an Affiliate, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony.  As a condition of receiving benefits under the Plan, the Participant must also promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Participant in connection with any such legal proceedings, unless the Participant is expressly prohibited by law from so doing.  The Company will (A) make reasonable efforts to accommodate the Participant’s scheduling needs, (B) reimburse the Participant for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation, except as set forth in subsection C below) within thirty (30) days after the Participant’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and (C) to the extent the Participant provides such cooperation following the latter of the termination of Participant’s employment with the Company or an Affiliate or the Severance Period, will pay Participant for his or her time in providing such cooperation at a rate equivalent to a per diem based upon his or her base salary as in effect on the date of termination of Participant’s employment with the Company or an Affiliate.

(b)Termination of Benefits. A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator:

(i)willfully breaches a material provision of the Participant’s Proprietary Information Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition provision set forth in any other agreement between the Company (or an Affiliate) and a Participant (including, without limitation, the Participant’s employment agreement or offer letter) or under applicable law;

(ii)encourages or solicits any of the then current employees of the Company or any Affiliate to leave the  employ of the Company or any Affiliate for any reason or interferes in any other manner with employment relationships at the time existing between the Company or any Affiliate and their then current employees; or

(iii)induces any of the Company’s or any Affiliate’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third party to terminate their existing business relationship with the Company or any Affiliate or interferes in any other manner with any existing business relationship between the Company of any Affiliate and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party.

4.Payments & Benefits. Except as may otherwise be provided in a Participant’s Participation Notice, in the event of a Qualifying Termination, the Company, directly or through an Affiliate, will pay the Participant the Accrued Amounts, if any, on the date of such Qualifying Termination.  In addition, subject to

Sections 5 and 6 and a Participant’s continued compliance with the provisions of any agreement with the Company or any Affiliate, including, without limitation, the Participant’s Proprietary Information Agreement, in the event of a Qualifying Termination, the Participant shall be entitled to the payments and benefits described in this Section 4, subject to the terms and conditions of the Plan.

(a)Cash Severance.

(i)Change in Control Termination.  Upon a Change in Control Termination, the Participant will receive as severance an amount equal to the product of (i) the sum of the Participant’s Monthly Base Salary and Monthly Annual Target Bonus, and (ii) the Participant’s applicable Severance Multiplier (the “Change in Control Cash Severance”).  The Change in Control Cash Severance will be paid in a single lump sum, less all applicable withholdings and deductions; provided, however, that no payments will be made prior to the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination.

(ii)Non-Change in Control Termination.  Upon a Non-Change in Control Termination, the Participant will receive as severance an amount equal to the product of (i) the sum of the Participant’s Monthly Base Salary and Monthly Annual Target Bonus, and (ii) the Participant’s applicable Severance Multiplier (the “Non-Change in Control Cash Severance”).  The Non-Change in Control Cash Severance will be paid in equal installments on the Company’s (or the Participant’s employing Affiliate) regular payroll schedule over the Severance Period, less all applicable withholdings and deductions; provided, however, that no payments will be made prior to the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination.  On the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination, the Company (or the Participant’s employing Affiliate) will pay the Participant in a lump sum the Non-Change in Control Cash Severance that the Participant would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Code and the effectiveness of the Release referenced in Section 5(a) below, with the balance of the Non-Change in Control Cash Severance being paid as originally scheduled.

(b)COBRA Benefits.

(i)If the Participant is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company or an Affiliate, the Company (or the Participant’s employing Affiliate) will pay, as and when due directly to the COBRA carrier, the COBRA premiums necessary to continue the COBRA coverage for the Participant and his or her eligible dependents until the earliest to occur of (i) the end of the applicable Severance Period, (ii) the date on which the Participant becomes eligible for coverage under the group health insurance plans of a subsequent employer, and (iii) the date on which the Participant is no longer eligible for continuation coverage under COBRA (such period from the date of the Qualifying Termination through the earliest of (i) through (iii), the “COBRA Payment Period”).

(ii)Notwithstanding the foregoing, if at any time the Company (or the Participant’s employing Affiliate) determines, in its sole discretion, that the payment of COBRA premiums hereunder is likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay the Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions.  To the extent applicable, on the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination, the Company (or the Participant’s employing Affiliate) will make the first payment under this Section 4(b)(ii) in a lump sum equal to the aggregate amount of payments that the Company (or the Participant’s employing Affiliate) would have paid through such date had such payments commenced on the Separation from Service through such 60th day, with the balance of the payments paid thereafter on the original schedule.  The Participant may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iii)If the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the applicable Severance Period, the Participant must immediately notify the Company (or the Participant’s employing Affiliate) of such event, and all payments and obligations under this section 4(b) will cease.  For purposes of this Section 4(b), references to COBRA also refer to analogous provisions of state law.  Any applicable insurance premiums that are paid by the Company (or the Participant’s employing Affiliate) will not include any amounts payable by the Participant under a Code Section 125 health care reimbursement plan, which are the sole responsibility of the Participant.

(c)Accelerated Vesting.

(i)Change in Control.  Upon a Change in Control, the vesting and exercisability (if applicable) of outstanding and unvested Stock Options that are held by the Participant on the effective date of the Change in Control will accelerate and become fully vested upon any of the following events:  (i) any Stock Awards that do not remain in effect and are not assumed or substituted with similarly equivalent options, restricted stock, stock appreciation rights, restricted stock units or the like following the closing of a Change in Control; (ii) if within one year following the closing of a Change of Control there is a Change in Control Termination for Participant, and (iii) if the Participant is the Chief Executive Officer and remains an employee of the Company (or the Participant’s employing Affiliate) or its successor on the one-year anniversary of the closing of a Change in Control.

5.Conditions and Limitations on Benefits.

(a)Release.  To be eligible to receive any benefits under the Plan, a Participant must sign a general waiver and release in substantially the form used by the Company (or the Participant’s employing Affiliate) from time to time.

(b)Prior Agreements; Certain Reductions.  The Plan Administrator will reduce a Participant’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Participant by the Company of an Affiliate that are due in connection with the Participant’s Qualifying Termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment, severance or equity award agreement with the Company of an Affiliate, (iii) any Company or Affiliate policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Participant’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company and its Affiliates in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan.  Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s or an Affiliate’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or employee welfare benefits to which a Participant may be entitled for the period ending with the Participant’s Qualifying Termination.

(c)Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company (or the Participant’s employing Affiliate) (except as provided for in Section 5(b)).

(d)Indebtedness of Participants. To the extent permitted under applicable law, if a Participant is indebted to the Company or any Affiliate on the effective date of a Participant’s Qualifying

Termination, the Company and its Affiliates reserve the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

(e)Parachute Payments.

(i)Except as otherwise expressly provided in an agreement between a Participant and the Company or an Affiliate, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.”  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last).  If Section 409A of the Code is not applicable by law to a Participant, the Company will determine whether any similar law in the Participant’s jurisdiction applies and should be taken into account.

(ii)The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5(e).  If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.  Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

6.Tax Matters.

(a)Application of Code Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Participant’s termination of employment with the Company or an Affiliate, the Participant is a “specified employee” as defined in Section 409A of the Code and the applicable guidance and regulations thereunder (collectively, “Section 409A”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company (or the Participant’s employing Affiliate) will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) until the first business day to occur following the date that is six (6) months following Participant’s termination of employment with the Company (or the Participant’s employing Affiliate) (or the earliest date as is permitted under Section 409A); and (ii) if any other payments of money or other benefits due to Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  In the event that payments under the Plan are deferred pursuant to this Section 6 in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section 6 without any interest thereon.  The Company shall consult with Participant in good faith regarding the implementation of this Section 6; provided, that neither the Company, any Affiliate nor any of its employees or representatives shall have any liability to Participant with respect thereto.  Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.  For purposes of Section 409A, each payment made under the Plan shall be designated as a “separate payment” within the meaning of the Section 409A.  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Plan does not constitute a “deferral of compensation” within the meaning of Section 409A, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to a Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to a Participant in any other calendar year; (B) the reimbursements for expenses for which a Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(b)Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(c)Tax Advice.  By becoming a Participant in the Plan, the Participant agrees to review with the Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan.  The Participant will rely solely on such advisors and not on any statements or representations of the Company, any Affiliate or any of its agents.  The Participant understands that Participant (and not the Company or any Affiliate) will be responsible for his or her own tax liability that may arise as a result of becoming a Participant in the Plan.

7.Reemployment.  In the event of a Participant’s reemployment by the Company  of an Affiliate during the period of time in respect of which severance benefits have been provided (that is, benefits as a result of a Qualifying Termination), the Company or the Participant’s employing Affiliate, in its sole and absolute discretion, may require such Participant to repay to the Company or an Affiliate all or a portion of such severance benefits as a condition of reemployment.

8.Clawback; Recovery.  All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company or an Affiliate is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in the Participation Notice, as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.  No recovery of compensation under such a clawback policy will be an event giving rise to Resignation for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company or any Affiliate.

9.Right to Interpret Plan; Amendment and Termination.

(a)Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)Amendment or Termination.  The Company reserves the right to amend or terminate the Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan or any Participation Notice will be in writing and executed by a duly authorized officer of the Company.

10.No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or any Affiliate or (ii) to interfere with the right of the Company or an Affiliate to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

11.ERISA; Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Washington.  A statement of ERISA rights, and other Plan information is set forth in Exhibit B attached hereto and incorporated by reference.

12.General Provisions.

(a)Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s Chief Executive Officer), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 14(d), in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d)Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(e)Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

Exhibit A

Alder BioPharmaceuticals, Inc.

Executive Severance Benefit Plan

Participation Notice

To:

Date:

Alder BioPharmaceuticals, Inc. (the “Company”) has adopted the Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

You understand that by accepting your status as a Participant in the Plan, [except as expressly stated in the Plan] you are waiving your rights to receive any severance benefits on any type of termination of employment under any other contract or agreement with the Company or any Affiliate.

You also understand that by accepting your status as a Participant in the Plan, your stock options that have been considered to be “incentive stock options” prior to the date hereof may cease to qualify as “incentive stock options” as a result of the vesting acceleration benefit provided in the Plan.  By accepting participation, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

Please return a signed copy of this Participation Notice to the Company’s Human Resources Director at the Company’s offices and retain a copy of this Participation Notice, along with the Plan document, for your records.

Alder BioPharmaceuticals, Inc.: (Signature) By: Title: Participant: (Signature)

Exhibit B

Matters related to Plan claims, ERISA rights and other information

I.Claims, Inquiries and Appeals.

(f)Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is:

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA  98011

(g)Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)the specific reason or reasons for the denial;

(2)references to the specific Plan provisions upon which the denial is based;

(3)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 9(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(h)Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA  98011

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(i)Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)the specific reason or reasons for the denial;

(2)references to the specific Plan provisions upon which the denial is based;

(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(j)Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(k)Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 9(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section I(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to a Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 9, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

II.Basis of Payments to and from Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

III.Other Plan Information.

(a)Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is _______________.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is _______.

(b)Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA  98011

In addition, service of legal process may be made upon the Plan Administrator.

(d)Plan Sponsor and Administrator.  The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Randall Schatzman

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA  98011

The Plan Sponsor’s and Plan Administrator’s telephone number is (425) 205-2910.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

IV.Statement of ERISA Rights.

Eligible Employees in this Plan (which is a welfare benefit plan sponsored by Alder BioPharmaceuticals, Inc.) are entitled to certain rights and protections under ERISA.  If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(e)Receive Information About Your Plan and Benefits

(1)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(3)Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(f)Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(g)Enforce Your Rights.  If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(h)Assistance with Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Exhibit B

ALDER BIOPHARMACEUTICALS, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In exchange for my becoming employed (or my employment being continued), or retained as a consultant (or my consulting relationship being continued, by Alder BioPharmaceuticals, Inc. or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and for any cash and equity compensation for my services, I hereby agree as follows:

1.Duties.  I will perform for the Company such duties as may be designated by the Company from time to time.  During my period of employment or consulting relationship with the Company, I will devote my best efforts to the interests of the Company and will not engage in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2.Confidentiality Obligation.  I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith.  I hereby assign to the Company any rights I may acquire in such Proprietary Information.  I will hold in confidence and not directly or indirectly to use or disclose, both during my employment by or consulting relationship with the Company and for a period of three years after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known.  I agree not to make copies of such Proprietary Information except as authorized by the Company.  Upon termination of my employment or consulting relationship or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.  Notwithstanding anything in this Section 2, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.Ownership of Physical Property.  All document, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company.  I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation, if any; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and/or options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”).  Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination.

4.Assignment of Inventions.

(a)Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith.  I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

(b)I attach hereto as Exhibit A a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

5.Further Assistance; Power of Attorney.  I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions.  This power of attorney shall not be affected by my subsequent incapacity.

6.Inventions.  As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know‑how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable.  This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

7.Proprietary Information.  As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties.  This includes, but is not limited to,  Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations.  Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

8.Solicitation of Employees, Consultants and Other Parties.   During the term of my employment or consulting relationship with the Company, and for a period of one year following the termination of my relationship with the Company for any reason, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity.  For a period of one year following termination of my relationship with the Company for any reason, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

9.Noncompetition.  During the term of my employment or consulting relationship with the Company and for one year following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy and (b) on which I worked or about which I learned Proprietary Information during my employment or consultancy with the Company.

10.No Conflicts.  I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

11.No Interference.  I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

12.Effects of Agreement.  This Agreement (a) shall survive for a period of five years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

13.At-Will Relationship.  I understand and acknowledge that my employment or consulting relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

14.Injunctive Relief.  I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

15.Miscellaneous.  This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument signed by me and the Chief Executive Officer of the Company.  This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws.  If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

16.Acknowledgment.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Alder BioPharmaceuticals, Inc.Employee

By: /s/ Mark J. Litton/s/ Randall C. Schatzman

         Mark J. LittonName: Randall C. Schatzman

Dated: August 12, 2004Dated: August 9, 2004

Exhibit A

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway So.

Bothell, WA 98011

Ladies and Gentlemen:

1.The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which has become known to me prior to my employment by the Company.  I represent that such list is complete.

Methods of synthesizing hetero-multimeric polypeptides in yeast using a haploid mating strategy.

2.I propose to bring to my employment or consultancy the following materials and documents of a former employer:

XNo materials or documents.

See below:

By: /s/ Randall C. Schatzman

Randall C. Schatzman